Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Marty Jimmerson

RigNet, Inc.

+1 (281) 674-0699

investor.relations@rig.net

RigNet Announces Fourth Quarter and Full Year 2011 Earnings Results

HOUSTON, TX — March 7, 2012 —

•	Record quarterly revenue of $29.8 million, an increase of 22.5% over the same quarter last year and record revenue of $109.4 million for the year, an increase of 17.7% year-over-year

•	Quarterly Adjusted EBITDA of $9.1 million, an increase of 8.2% over the same quarter last year and record Adjusted EBITDA of $33.5 million for the year, an increase of 12.5% year-over-year

•

Net income attributable to common stockholders of $2.0 million, or $0.12 per diluted share, an increase of $0.99 per diluted share over the same quarter last year and net income attributable to common stockholders of $9.5 million for the year, or $0.57 per diluted share, an increase of $3.95 per diluted share year-over-year

•	Capital expenditures of $5.1 million, an increase of 30.8% over the same quarter last year

For the three months ended December 31, 2011, RigNet, Inc. (“RigNet” or the “Company”) (NASDAQ: RNET), today announced record revenue of $29.8 million, Adjusted EBITDA of $9.1 million, or 30.6% of revenue, net income attributable to common stockholders of $2.0 million, or $0.12 per diluted share, and capital expenditures of $5.1 million. For the three months ended December 31, 2010, revenue was $24.3 million, Adjusted EBITDA was $8.4 million, or 34.7% of revenue, net loss attributable to common stockholders was $5.5 million, or $0.87 loss per diluted share, and capital expenditures were $3.9 million. For the sequential comparison of the three months ended September 30, 2011, revenue was $28.9 million, Adjusted EBITDA was $9.4 million, or 32.7% of revenue, net income attributable to common stockholders was $5.5 million, or $0.32 per diluted share, and capital expenditures were $4.5 million.

Revenue increased by $5.5 million, or 22.5%, for the three months ended December 31, 2011 as compared to the same period of 2010 due primarily to increasing demand for our services in our offshore operations and continued growth in a strong U.S. land drilling market. Adjusted EBITDA increased by $0.7 million, or 8.2%, over the prior year period primarily due to the increased revenue described above partially offset by additional costs related to operating as a publicly-traded company. Net income attributable to common stockholders increased by $7.5 million, or $0.99 per diluted share, for the three months ended December 31, 2011 as compared to the same period of 2010. This increase in net income is due to the operational improvements discussed above, as well as pre-tax, non-cash charges of $4.8 million reported in the fourth quarter of 2010 related to changes in the fair value of preferred stock derivatives.

Revenue increased by $0.9 million, or 3.0%, for the three months ended December 31, 2011 as compared to the previous quarter due primarily to increased demand for our services in our offshore operations. Adjusted EBITDA decreased by $0.3 million, or 3.4%, over the previous quarter primarily due to increased personnel and professional expenses. Net income attributable to common stockholders decreased by $3.5 million, or $0.20 per diluted share, for the three months ended December 31, 2011 as compared to the prior quarter due to an effective tax rate of 53.5% in the quarter compared to (5.8)% in the prior quarter.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

For the full year 2011, RigNet reported record revenue of $109.4 million, a 17.7% increase over 2010 revenue of $92.9 million. RigNet reported record Adjusted EBITDA of $33.5 million for the full year 2011, a 12.5% increase over 2010 Adjusted EBITDA of $29.7 million. RigNet reported record net income attributable to common stockholders of $9.5 million, or $0.57 per diluted share, compared to a net loss attributable to common stockholders for 2010 of $18.8 million, or a loss of $3.38 per diluted share. RigNet reported record capital expenditures of $19.5 million, an increase of 44.4% over 2010 capital expenditures of $13.5 million.

Mark B. Slaughter, chief executive officer and president, commented, “I am pleased that we have completed our first full year as a public company with strong financial performance for the year and excellent momentum established in the fourth quarter, reflecting solid operating performance across both our offshore and onshore business areas. The fourth quarter’s record revenue showed balanced growth between more oil and gas remote sites served as well as average revenue per site. In our offshore business, we continued to provide bandwidth upgrades and additional value-added solutions for some of our larger clients, while in our US onshore business we benefited from continued high drilling, completion and production activity levels. Despite some early signs of future headwinds in US land drilling as a result of low natural gas prices, customer demand overall remained strong for our services during the quarter, giving us confidence in the business environment as we execute against our growth strategies into the new year.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) tomorrow to discuss RigNet’s 2011 fourth quarter and full year results. The call may be accessed live over the telephone by dialing (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors — Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit and Adjusted EBITDA. Gross Profit and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2010 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

We define Gross Profit as revenue less cost of revenue. This measure is used to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over 30 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	September 30,	September 30,	September 30,	September 30,
	Three Months
	Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
		(in thousands)
Unaudited Consolidated Statements of Loss Data:
Revenue	$29,786	$24,317	$109,355	$92,921

Expenses:
Cost of revenue (excluding depreciation and amortization)	13,109	11,237	48,645	42,479
Depreciation and amortization	3,755	3,634	14,584	14,983
Selling and marketing	639	527	2,276	2,103
General and administrative	7,903	4,898	26,960	20,756

Total expenses	25,406	20,296	92,465	80,321

Operating income	4,380	4,021	16,890	12,600
Other expense, net	31	(5,004)	(636)	(19,207)

Loss before income taxes	4,411	(983)	16,254	(6,607)
Income tax expense	(2,358)	(3,716)	(6,502)	(8,669)

Net income/(loss)	$2,053	$(4,699)	$9,752	$(15,276)

Income (Loss) Per Share — Basic and Diluted
Net income (loss) attributable to RigNet, Inc. common stockholders	$1,972	$(5,514)	$9,518	$(18,807)
Net income (loss) per share attributable to RigNet, Inc. common stockholders, basic	$0.13	$(0.87)	$0.62	$(3.38)
Net income (loss) per share attributable to RigNet, Inc. common stockholders, diluted	$0.12	$(0.87)	$0.57	$(3.38)
Weighted average shares outstanding, basic	15,443	6,321	15,387	5,571
Weighted average shares outstanding, diluted	16,822	6,321	16,814	5,571

Unaudited Non-GAAP Data:
Gross Profit	$16,677	$13,080	$60,710	$50,442
Gross Profit margin	56.0%	53.8%	55.5%	54.3%
Adjusted EBITDA	$9,124	$8,429	$33,456	$29,740
Adjusted EBITDA margin	30.6%	34.7%	30.6%	32.0%

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
		(in thousands)
Reconciliation of Net Income/(Loss)to Adjusted EBITDA:
Net income/(loss)	$2,053	$(4,699)	$9,752	$(15,276)
Interest expense	219	444	1,249	1,618
Depreciation and amortization	3,755	3,634	14,584	14,983
(Gain) loss on retirement of property and equipment	(54)	(26)	(165)	294
Change in fair value of preferred stock derivatives	—	4,806	—	17,190
Stock-based compensation	793	103	1,534	437
Initial public offering costs	—	451	—	1,825
Income tax expense	2,358	3,716	6,502	8,669

Adjusted EBITDA (non-GAAP measure)	$9,124	$8,429	$33,456	$29,740

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	September 30,	September 30,
	December 31,
	2011	2010
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$53,106	$50,435
Restricted cash — current portion	—	2,500
Restricted cash — long-term portion	—	7,500
Total assets	140,922	129,785
Current maturities of long-term debt	8,735	8,655
Long-term debt	14,785	23,484

	September 30,	September 30,
	Year Ended December 31,
	2011	2010
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$50,435	$11,379
Net cash provided by operating activities	16,592	19,896
Net cash used by investing activities	(8,996)	(13,449)
Net cash provided (used) by financing activities	(4,310)	33,480
Changes in foreign currency translation	(615)	(871)

Cash and cash equivalents, December 31,	$53,106	$50,435

	September 30,	September 30,	September 30,	September 30,	September 30,
	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	2010	2011	2011	2011	2011
Selected Operational Data:
Eastern Hemisphere
Drilling rigs (1)	141	143	141	138	147
Other sites (2)	120	131	160	172	187

Western Hemisphere
Drilling rigs (1)	85	80	78	79	81
Other sites (2)	155	159	138	140	144

U.S. Land
Drilling rigs	334	323	331	330	338
Other sites (2)	86	82	106	132	157

(1)	Eastern and Western Hemisphere include jack up, semi-submersible and drillship rigs

(2)	Includes production facilities, completion sites, energy support vessels, related remote support offices and supply bases

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
		(in thousands)
Eastern Hemisphere:
Revenue	$18,679	$15,411	$68,155	$61,390
Cost of revenue	7,125	6,029	25,503	24,015

Gross Profit (non-GAAP measure)	11,554	9,382	42,652	37,375

Gross Profit margin	61.9%	60.9%	62.6%	60.9%
Depreciation and amortization	1,971	1,998	8,020	8,020
Selling, general and administrative	2,682	1,313	8,970	6,833

Operating income	$6,901	$6,071	$25,662	$22,522

Adjusted EBITDA (non-GAAP measure)	$9,043	$8,510	$34,114	$30,627

Adjusted EBITDA margin	48.4%	55.2%	50.1%	49.9%

Western Hemisphere:
Revenue	$6,379	$5,032	$22,173	$19,012
Cost of revenue	3,024	2,362	10,550	8,918

Gross Profit (non-GAAP measure)	3,355	2,670	11,623	10,094

Gross Profit margin	52.6%	53.1%	52.4%	53.1%
Depreciation and amortization	1,336	1,112	4,890	3,973
Selling, general and administrative	1,584	572	4,085	2,364

Operating income (loss)	$435	$986	$2,648	$3,757

Adjusted EBITDA (non-GAAP measure)	$1,818	$2,100	$7,604	$7,657

Adjusted EBITDA margin	28.5%	41.7%	34.3%	40.3%

U.S. Land:
Revenue	$4,973	$3,874	$19,344	$12,845
Cost of revenue	2,366	2,114	9,934	6,943

Gross Profit (non-GAAP measure)	2,607	1,760	9,410	5,902

Gross Profit margin	52.4%	45.4%	48.6%	45.9%
Depreciation and amortization	474	638	1,853	3,122
Selling, general and administrative	1,500	670	3,809	2,580

Operating income (loss)	$633	$452	$3,748	$200

Adjusted EBITDA (non-GAAP measure)	$1,107	$1,091	$5,601	$3,321

Adjusted EBITDA margin	22.3%	28.2%	29.0%	25.9%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net